UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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SOLERA NATIONAL BANCORP, INC.
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FOR IMMEDIATE RELEASE

Quagliano Rejects Offer to Implement ISS Report Recommendations

Insists on Obtaining Board Control for his Nominees Despite Negative Recommendations from Both Leading Proxy Advisory Firms

LAKEWOOD, Colo., May 21, 2014 - Solera National Bancorp, Inc. (SLRK) (“Solera,” the “Company,” “we,” or “us”), the holding company for Solera National Bank, today responded to a proxy solicitation letter issued by Michael Quagliano apparently rejecting the Company’s offer to fully implement the recommendations of proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) in connection with the proxy contest that Mr. Quagliano has initiated to replace the Company’s board of directors, a recommendation that would result in the election of three of the Company’s current directors and none of his nominees. In its rejection of Quagliano’s nominees, the ISS report is consistent with the report of Glass Lewis & Co. (“Glass Lewis”).

According to ISS, “As the dissident [Mr. Quagliano] did not provide a case for change at the board level or a detailed plan, and has not nominated a slate of candidates clearly appropriate to addressing the company’s challenges, support for the dissident nominees is not warranted” (emphasis in all quotes added).

Glass Lewis stated: “[W]e strongly believe shareholders should reject Mr. Quagliano’s solicitation in full” due, in part, to the “profoundly inexperienced and unqualified slate of individuals” he has nominated and his “brazen intent to craft a board wholly beholden to his own perspectives.”

Glass Lewis further stated that “We believe there is no justifiable basis upon which to suggest retaining a 28-year old Florida horse farm employee and a 21-year old college student in any way serves the interest of any shareholders other than Mr. Quagliano.”

Glass Lewis has also recommended that Solera shareholders vote FOR the director candidates nominated by Solera’s board of directors on the WHITE proxy card at the Company’s 2014 Annual Meeting of Shareholders to be held on May 22, 2014.

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No matter how many shares you own, your vote is very important to us. To follow the Solera board’s recommendations, shareholders should vote on the WHITE proxy card today FOR all the Company’s director nominees.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Solera’s proxy materials, please call
Alliance Advisors LLC at the phone numbers listed below.

ALLIANCE ADVISORS LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Banks and Brokers Call Collect: (973) 873-7721
Shareholders Call TOLL-FREE: (855) 737-3177

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.

Contact:    Solera National Bancorp, Inc.
John P. Carmichael, President & CEO
(303) 937-6422

In addition, an article about the ongoing proxy contest that Mr. Quagliano has initiated to replace the Company’s board of directors was published in the print edition of The Denver Post on May 21, 2014. We do not agree with all of the statements made in the article; however, we are including it in this filing because it includes a statement from a Solera representative.

Board battle at Solera intensifies
Officials try to appease rogue shareholder with concession
By David Migoya

Waving the equivalent of a white flag just days before its annual meeting, leadership at beleaguered Solera National Bancorp in Lakewood on Tuesday said it would endorse a report that backs some board members’ re-election while tossing others overboard.

In what appears to be a concession to a rogue shareholder’s effort to have his own slate of board members elected to run the $170 million bank-a list that includes himself, his 28-year-old fiancée and his daughter, a 21-year-old college-student-Solera officials said they’d agree to end the battle if some of their people could stay on.

Shareholder Michael Quagliano, in a tersely worded response, appeared to reject the offer, leaving the proxy battle to a showdown at the holding company’s annual meeting Thursday.

If the bank’s concession is accepted, it would strip Solera National Bank-founded specifically to serve the Hispanic community-of any Latino on its board, unless negotiations with Quagliano replaced them.

“For months, we have attempted to engage in a constructive dialogue with Mr. Quagliano, only to be met with a categorical rejection of any arrangement that does not give him and his nominees, including his girlfriend and daughter, outright control of the Company, despite their obvious and profound lack of qualifications,” the company said in a filing with the U.S. Securities and Exchange Commission.

Quagliano, 51, of Quincy, Ill., is the publicly traded company’s biggest shareholder at more than 23 percent and has waged a battle to take control for the past several months, citing mismanagement and poor performance over a sustained period. The next-largest shareholder, an investment group, holds slightly more than 2 percent, according to regulatory filings.

In a separate SEC filing later Tuesday that appeared to snub the offer, Quagliano and his supporters called Solera’s effort a “last-ditch move to keep their board positions.”

“The current board members have tried every smoke and mirror technique to hide from their abysmal record and decision making,” the group said in its filing. “They are throwing everything at the wall and seeing what sticks.”

Part of Quagliano’s tactic has included partial endorsement of a report from Institutional Shareholder Services Inc., a proxy advisement company that slammed bank management for under-performing.

Yet that same report branded Quagliano’s slate of board candidates as inexperienced “dissidents.”

Solera managers said they’ll happily endorse the same report-which also said shareholders should retain three of seven sitting board members-if Quagliano would compromise and negotiate the candidates for the other seats.

“Since he appears to place significant weight on the ISS report, we are now announcing our offer to fully implement the ISS recommendations,” the company said in a statement.

Like the ISS report, the board agreed to back sitting CEO John Carmichael, 54; Ron Eller, 54, who is president of Clean Coal Solutions; and David Roberts, 67, managing director of The Newport Board Group.

Tossed would be Maria Arias, 52, a Comcast vice president; retired Vectra Bank Colorado executive Ray Nash, 62; former Denver fire chief Larry Trujillo, 53; and K.C. Veio, 47, chairman of law firm Kline Alvarado Veio.

Arias and Trujillo are the only Hispanic board members on either slate of candidates. It was unclear if any of the four could be retained in the slate that emerges from any negotiation process.

It’s the second major concession by the company in the past few days, with its annual meeting scheduled for Thursday at the Pinehurst County Club in Denver.

On Friday, the company announced four of its 11 board members were resigning in response to shareholder concerns that the board was too large, bringing the body down to seven. Quagliano has said he wants it pared to five, a third of its size from just last year.

Resigning were board chairman Ronald Montoya, F. Stanley Sena, Norma Akers and Basil Sabbah. All four are Latino.

“It absolutely is important to the mission and vision of our bank that (the board) reflect our customers,” bank spokesman Andrew Boian said in an e-mail to The Denver Post.

About 40 percent of the customer base is Hispanic, Boian said.

That would translate to three of a seven-member board, or two of a five-member board.

Quagliano’s beef hinges on a number of financial problems at the bank, specifically a halving of its share price since it opened in 2007, as well as runaway compensation for a number of officers booted from their jobs.

Bank officials have said they’re doing well and that Quagliano’s concerns are centered on personal profits rather than the company’s performance.

Insiders say the proxy fight and the concession offers are a signal of managers worrying that not enough shareholders will vote at Thursday’s meeting and that Quagliano’s plan could pass.

* Permission was neither sought nor obtained from ISS or Glass Lewis to use the excerpts from their reports or from The Denver Post to use its news article.